Exhibit 10.5
AMENDED AND RESTATED TANKAGE AGREEMENT
(Tyler Crude Storage Tank 701)
This Amended and Restated Tankage Agreement (this “Agreement”) is dated as of August 5, 2024, by and between DK Trading & Supply, LLC (“DKTS”) a Delaware limited liability company, and Delek Marketing & Supply, LP, a Delaware limited partnership (“Logistics”). Each of DKTS and Logistics are individually referred to herein as a “Party” and collectively as the “Parties.”
RECITALS:
WHEREAS, Delek Refining, Ltd., а Texas limited partnership (“Refining”) and Logistics entered into that certain Tankage Agreement dated March 31, 2015 (the “Original Agreement”);
WHEREAS, Refining assigned all of its right, title and interest in the Original Agreement to DKTS pursuant to that certain Omnibus Assignment and Assumption Agreement dated September 13, 2022, by and between Refining and DKTS; and
WHEREAS, the Parties desire to amend and restate the Original Agreement as set forth herein.
NOW, THEREFORE, in consideration of the premises and the respective promises, conditions, terms and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties do hereby agree as follows:
Section 1.    Definitions.
Capitalized terms used throughout this Agreement and not otherwise defined herein shall have the meanings set forth below.
“Agreement” has the meaning set forth in the preamble to this Agreement.
“Affiliate” means, with respect to а specified Person, any other Person controlling, controlled by or under common control with that first Person. As used in this definition, the term “control” includes (i) with respect to any Person having voting securities or the equivalent and elected directors, managers or Persons performing similar functions, the ownership of or power to vote, directly or indirectly, voting securities or the equivalent representing 50% or more of the power to vote in the election of directors, managers or Persons performing similar functions, (ii) ownership of 50% or more of the equity or equivalent interest in any Person and (iii) the ability to direct the business and affairs of any Person by acting as a general partner, manager or otherwise. Notwithstanding the foregoing, for purposes of this Agreement, Delek US and its subsidiaries (other than the General Partner, the Partnership and its subsidiaries), including DKTS, on the one hand, and the General Partner, the Partnership and its subsidiaries, including Logistics, on the other hand, shall not be considered Affiliates of each other.

“Ancillary Services” means the services to be provided by Logistics to DKTS as agreed from time to time, including tank-to-tank transfers, blending, tank mixing and heating.
“Ancillary Services Fees” means, for any month during the Term of this Agreement, the fees as agreed from time to time to be paid by DKTS pursuant to Section 2(n) during that month for Ancillary Services provided by Logistics.
“API” means the American Petroleum Institute.
“Applicable Law” means any applicable statute, law, regulation, ordinance, rule, judgment, rule of law, order, decree, permit, approval, concession, grant, franchise, license, agreement, requirement, or other governmental restriction or any similar form of decision of, or any provision of condition of any permit, license or other operating authorization issued under any of the foregoing by, or any determination by any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect and in each case as amended (including, without limitation, all of the terms and provisions of the common law of such Governmental Authority), as interpreted and enforced at the time in question, including Environmental Law.
“ASTM” means American Society for Testing and Materials.
“barrel” means 42 U.S. gallons, measured at 60° F.
“Business Day” means any day, other than a Saturday or Sunday, on which banks in Nashville, Tennessee are open for the general transaction of business.
“Capital Amortization Period” has the meaning set forth in Section 2(i)(iv).
“Capital Expenditure Notice” has the meaning set forth in Section 2(i)(iii).
“Capital Improvement” means (i) any modification, improvement, expansion or increase in the capacity of the Tankage, or (ii) any connection, or new point of receipt or delivery for Materials.
“Claimant” shall have the meaning assigned to such term in Section 13(i).
“Confidential Information” means all information, documents, records and data that a Party furnishes or otherwise discloses to the other Party (including any such items furnished prior to the execution of this Agreement), together with all analyses, compilations, studies, memoranda, notes or other documents, records or data (in whatever form maintained, whether documentary, computer or other electronic storage or otherwise) prepared by the receiving Party which contain or otherwise reflect or are generated from such information, documents, records and data; provided, however, that the term “Confidential Information” does not include any information that (i) at the time of disclosure or thereafter is or becomes generally available to or known by the public (other than as a result of a disclosure by the receiving Party), (ii) is developed by the receiving Party without reliance on any Confidential Information or (iii) is or was available to the receiving Party on a nonconfidential basis from a source other than the disclosing Party that, insofar as is known to the receiving Party after reasonable inquiry, is not prohibited from transmitting the information to the recipient by a contractual, legal or fiduciary obligation to the disclosing Party.
“Contract Quarter” means a three-month period that commences on January 1, April 1, July 1 or October 1, and ends on March 31, June 30, September 30 or December 31 of each calendar year, respectively, except that the final Contract Quarter shall end on the last day of the Term.
“Contract Year” means a year that commences on July 1 and ends on the last day of June in the following year, except that the final Contract Year shall end on the last day of the Term.
“Costs” means losses, liabilities, charges, damages, deficiencies, assessments, interests, fines, penalties, costs and expenses.
“Crude Oil” means the naturally occurring hydrocarbon mixtures but not including recovered or recycled oils or any cracked materials.
“Deficiency Notice” has the meaning set forth in Section 7(а).
“Deficiency Payment” has the meaning set forth in Section 7(a).
“Delek US” means Delek US Holdings, Inc., a Delaware corporation.
“Dispute” means any and all disputes, claims, controversies and other matters in question between Logistics, on the one hand, and DKTS, on the other hand, under this Agreement.
“DKTS” has the meaning set forth in the preamble to this Agreement.
“DKTS Indemnitees” has the meaning set forth in Section 11(a).
“Effective Date” means July 1, 2024.
“Environmental Law” means all federal, state, and local laws, statutes, rules, regulations, orders, judgments, ordinances, codes, injunctions, decrees, Environmental Permits and other legally enforceable requirements and rules of common law now or hereafter in effect, relating to pollution or protection of human health and the environment including, without limitation, the federal Comprehensive Environmental Response, Compensation, and Liability Act, the Superfund Amendments Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Oil Pollution Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act, and other similar federal, state or local environmental conservation and protection laws, each as amended from time to time.

“Environmental Permit” means any permit, approval, identification number, license, registration, consent, exemption, variance or other authorization required under or issued pursuant to any applicable Environmental Law.
“Estimated Expansion Capital Expenditure” has the meaning set forth in Section 2(i)(iii).
“Expansion Capital Expenditure” has the meaning set forth in Section 2(i)(iii).
“First Offer Period” has the meaning set forth in Section 5.
“Force Majeure” means acts of God, strikes, lockouts or other industrial disturbances, acts of a public enemy, wars, terrorism, cyberattacks, blockades, insurrections, riots, storms, floods, washouts, arrests, the order of any court or Governmental Authority having jurisdiction while the same is in force and effect, civil disturbances, explosions, fires, leaks, releases, breakage, accident to machinery, storage tanks or lines of pipe, inability to obtain or unavoidable delay in obtaining material or equipment, inability of obtain Products because of a failure of third-party pipelines and any other causes whether of the kind herein enumerated or otherwise not reasonably within the control of the Party claiming suspension and which by the exercise of commercially reasonable efforts such Party is unable to prevent or overcome; provided, however, that a Party’s inability to perform its economic obligations hereunder shall not constitute an event of Force Majeure.
“Force Majeure Notice” has the meaning set forth in Section 3(a).
“Force Majeure Party” has the meaning set forth in Section 3(a).
“Force Majeure Period” has the meaning set forth in Section 3(a).
“General Partner” means the general partner of the Partnership.
“Governmental Authority” means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.
“Inflation Index” means, at any adjustment date hereunder, the year-over-year change in the PPI.
“Initial Term” has the meaning set forth in Section 4(a).
“Intermediates” means any hydrocarbons that are unfinished products or that require further processing to be sold as, or blended into, finished products.
“Liabilities” means any Costs of any kind (including reasonable attorneys’ fees and other fees, court costs and other disbursements), including any Costs directly or indirectly arising out of or related to any suit, proceeding, judgment, settlement or judicial or administrative order and any Costs arising from compliance or non-compliance with Applicable Law.
“Logistics” has the meaning set forth in the preamble to this Agreement.
“Logistics Indemnitees” has the meaning set forth in Section 11(b).
“Materials” means any Crude Oil, Intermediates and other hydrocarbons stored under this Agreement.
“Monthly Expansion Capital Amount” has the meaning set forth in Section 2(i)(iv).
“Off-Spec Materials” means Materials that does not meet the quality specifications established by the operator of any pipeline into which stored Materials may be delivered.
“Omnibus Agreement” means that certain Fourth Amended and Restated Omnibus Agreement dated as of August 5, 2024, among Delek US, on behalf of itself and the other Delek Entities (as defined therein), Refining, Lion Oil Company, the Partnership, Paline Pipeline Company, LLC, SALA Gathering Systems, LLC, Magnolia Pipeline Company, LLC, El Dorado Pipeline Company, LLC, Delek Crude Logistics, LLC, Delek Marketing-Big Sandy, LLC, Logistics, DKL Transportation, LLC, Delek Logistics Operating, LLC and the General Partner, as amended, supplemented or restated from time to time.
“Original Agreement” has the meaning set forth in the recitals of this Agreement.
“Parties” or “Party” has the meaning set forth in the preamble to this Agreement.
“Partnership” means Delek Logistics Partners, LP, a Delaware limited partnership.
“Partnership Change of Control” means any event or change whereby Delek US ceases to control the General Partner.
“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, Governmental Authority or political subdivision thereof or other entity.
“PPI” means the Producer Price Index—Commodities—Finished Goods, as reported by the U.S. Bureau of Labor Statistics.
“Prime Rate” means the rate of interest quoted in The Wall Street Journal, Money Rates Section as the Prime Rate.
“Purchase Agreement” means the Asset Purchase Agreement (Tyler Crude Storage Tank 701) dated as of March 31, 2015 between Refining, as seller, and Logistics, as buyer, as amended, supplemented or restated from time to time.
“Receiving Party Personnel” has the meaning set forth in Section 13(j)(iv).

“Refinery” means Refining’s Crude Oil refinery in Tyler, Texas.
“Refining” has the meaning set forth in the recitals of this Agreement.
“Renewal Term” has the meaning set forth in Section 4(a).
“Respondent” shall have the meaning assigned to such term in Section 13(i).
“Restoration” has the meaning set forth in Section 8(c).
“Right of First Refusal” has the meaning set forth in Section 5.
“Special Damages” has the meaning set forth in Section 12.
“Storage Fee” has the meaning set forth in Section 2(b)(i).
“Tank Cleaning” means removal of Waste from the Tankage as per Logistics’ engineering standards and practices, as in effect from time to time.
“Tankage” means tank number 701 adjacent to the Refinery.
“Term” has the meaning set forth in Section 4(a).
“Termination Notice” has the meaning set forth in Section 3(b).
“Total Delivery Failure” has the meaning set forth in Section 3(a).
“Transaction Agreements” means, collectively, this Agreement, the Purchase Agreement, the Omnibus Agreement, the Lease and Access Agreement (Tyler Terminal and Tankage) dated as of March 31, 2015 between Refining and Logistics and the Amended and Restated Site Services Agreement (Tyler Terminal and Tankage) dated as of March 31, 2015 between Refining and Logistics.
“Waste” means tank bottoms, flushings, Materials or samples remaining in Tankage, drums or in other containers, including waste water, and stored beyond their agreed upon storage period, unrecoverable residue resulting from the proper storage and handling of Materials, including cleaning of Tankage, and any other material resulting from the Materials stored hereunder.
Section 2.    Agreement to Use Services Relating to the Tankage.
The Parties intend to be strictly bound by the terms set forth in this Agreement, which sets forth fees to Logistics to be paid by DKTS and requires Logistics to provide certain storage services to DKTS.
(a)    Obligations of Logistics. During the Term and subject to the terms and conditions of this Agreement, Logistics agrees to own or lease and operate and maintain in accordance with

Section 8 all assets of Logistics and its Affiliates necessary to accept deliveries from DKTS and to provide the services required under this Agreement.
(b)    Storage Fee for the Tankage.
(i)    DKTS shall pay Logistics a fee of $277,583.280 per month (the “Storage Fee”) for dedicated use of all of the storage capacity in the Tankage. Such Storage Fee shall decrease to $206,541.500 per month beginning on April 1, 2026.
(ii)    Notwithstanding the foregoing, in the event that the Effective Date is any date other than the first day of а calendar month, then the Storage Fee for the initial contract month shall be prorated based upon the number of days remaining in such month.
(iii)    Subject to Section 8, the Materials storage capacity provided to DKTS in the Tankage may be temporarily reduced by Logistics as a result of repairs and/or maintenance on storage tanks that reduce the storage capacity available in Tankage.
(iv)    The amount of the Storage Fee shall be adjusted on July 1 of each Contract Year commencing on July 1, 2025, by an amount equal to the increase or decrease, if any, in the Inflation Index; provided, however, that the Storage Fee shall not be decreased below the applicable Storage Fee provided in this Section 2(b). If the PPI is no longer published, DKTS and Logistics shall negotiate in good faith to agree upon a new index that gives comparable protection against inflation and the same method of adjustment for increases or decreases in the new index shall be used to calculate increases or decreases in the Storage Fee. If DKTS and Logistics are unable to agree upon а new index, the new index will be determined by arbitration in accordance with Section 13(i).
(v)    During the Term of this Agreement, if new laws or regulations are enacted that require Logistics to make substantial and unanticipated capital expenditures with respect to the Tankage, the Parties will renegotiate the Storage Fee in good faith in order to compensate Logistics on account of such incremental capital costs. The Parties shall use their commercially reasonable efforts to mitigate the impact of, and comply with, such new laws or regulations. If DKTS and Logistics are unable to agree upon a renegotiated Storage Fee, the renegotiated Storage Fee will be determined by arbitration in accordance with Section 13(i).
(c)    Operating and Capital Expenses. During the Term and subject to the terms and conditions of this Agreement, including Section 2(i), Logistics will bear 100% of all operating and capital expenses incurred in its operation of the Tankage. For the avoidance of doubt, such operating expenses shall include all tank inspections (including inspections in compliance with API Standard 653 for Aboveground Storage Tanks) conducted after the Effective Date on the tanks included within the Tankage, including any repairs or tests or consequential remediation that may be required to be made to such Tankage as a result of any discovery made during such inspections.

(d)    Custody Transfer and Title.
(i)    Pipeline. For Materials received into the Tankage by a pipeline, custody of the Materials shall pass to Logistics at the point in the receiving line for the Tankage where such Materials exit the first flange past the applicable meter proving skid. For Materials delivered by the Tankage into a pipeline, custody of the Materials shall pass to DKTS at the point in the applicable tank’s delivery line where such Materials leave the perimeter of the land leased or owned by Logistics surrounding that tank.
(ii)    General. Title to all DKTS’ Materials received in Logistics’ facilities shall remain with DKTS at all times. Both Parties acknowledge that this Agreement represents a bailment of Materials by DKTS to Logistics and not a consignment of Materials, it being understood that Logistics has no authority hereunder to sell or seek purchasers for the Materials of DKTS, except as provided in Section 4(c). DKTS hereby warrants that it shall, at all times, have good title to and the right to deliver, store and receive Materials delivered pursuant to the terms of this Agreement. Logistics shall be responsible for any loss or damage to the Materials that occurs while such Materials are in its custody, to the extent such loss or damage is caused by Logistics or its Affiliates or any third-party use of the Tankage, and shall have no responsibility for any loss or damage to the Materials that occurs while such Materials are not in its custody.
(e)    Product Quality; Contamination.
(i)    DKTS shall not deliver to the Tankage any Materials which: (A) would in any way be injurious to the Tankage; (B) may not be lawfully stored at such facilities; (C) would render the Tankage unfit for the proper storage or handling of similar Materials; or (D) would not meet all relevant ASTM specifications, Applicable Laws and applicable requirements for the shipment thereof.
(ii)    Logistics shall use commercially reasonable efforts to avoid contamination of DKTS’ Materials in Logistics’ custody with any dissimilar Materials and shall be liable to DKTS for any change in the quality of such Materials stored in the Tankage, in each case caused by Logistics or its Affiliates or any third-party use of the Tankage. If DKTS has delivered to the Tankage Materials that have been contaminated by the existence of and/or excess amounts of substances foreign to Materials which could cause harm to users of the contaminated Materials, the Tankage or Logistics, DKTS shall be responsible for removing DKTS’ contaminated Materials from the Tankage. Any liability, loss, damage or expense associated with the contamination of DKTS’ Materials, including in connection with any regulatory or judicial proceeding arising out of or relating to such contamination, arising out of or in connection with a breach of this Section 2(e) by Logistics and/or its Affiliates shall be the sole responsibility of Logistics; provided, however, that any liability or expense caused by DKTS or its Affiliates shall be borne by DKTS.
(iii)    DKTS shall be responsible for any fees or charges with respect to any costs associated with the outbound movement of any Off-Spec Materials.

(f)    Measurement. All quantities of Materials received and delivered by pipeline shall be measured and determined based upon the meter readings of the pipeline operator, as reflected by delivery tickets, or if such meters are unavailable, by applicable calibration tables. Deliveries by book transfer shall be reflected by entries in the books of Logistics. All quantities shall be adjusted to net gallons at 60° F in accordance with ASTM D-1250 Petroleum Measurement Tables, or the latest revisions thereof. A barrel shall consist of 42 U.S. gallons and a gallon shall contain 231 cubic inches. Meters and temperature probes shall be calibrated according to applicable API standards. At least quarterly, DKTS shall have the right, in accordance with rack location procedure, to verify, or cause to be verified, said calibration, with any third-party costs and expenses to be borne by DKTS. Storage tank gauging shall be performed by Logistics’ personnel daily. Logistics’ gauging shall be deemed accurate unless challenged by an independent certified gauger. DKTS may perform, or cause to be performed, joint gauging with Logistics’ personnel (or, at DKTS’ sole expense, with third-party personnel) at the time of delivery or receipt of Materials, to verify the amount involved. If DKTS should request an independent gauger, such gauger must be reasonably acceptable to Logistics, and the costs of such independent gauger shall be at DKTS’ sole expense.
(g)    Taxes. DKTS will pay all taxes, import duties, license fees and other charges by any Governmental Authority levied on or with respect to the Materials delivered by DKTS at the Tankage, including, but not limited to, any state gross receipts and compensating (use) taxes; provided, however, that DKTS shall not be liable hereunder for taxes (including ad valorem taxes) assessed against Logistics based on Logistics’ income or ownership of the Tankage. Should any Party be required to pay or collect any taxes, duties, charges and or assessments pursuant to any federal, state, county or municipal law or authority now in effect or hereafter to become effective which are payable by the other Party pursuant to this Section 2(g), the proper Party shall promptly reimburse the other Party therefor.
(h)    Invoicing and Timing of Payments. Logistics shall invoice DKTS monthly. DKTS will make payments to Logistics on a monthly basis during the Term with respect to services rendered by Logistics under this Agreement in the prior month upon the later of (i) 10 days after its receipt of such invoice and (ii) 30 days following the end of the calendar month during which the invoiced services were performed. Any past due payments owed by DKTS to Logistics shall accrue interest, payable on demand, at the Prime Rate from the due date of the payment through the actual date of payment. Payment of any Storage Fee pursuant to this Section 2 shall be made by wire transfer of immediately available funds to an account designated in writing by Logistics. If any such fee shall be due and payable on a day that is not a Business Day, such payment shall be due and payable on the next succeeding Business Day.
(i)    Capital Improvements. During the term of this Agreement, DKTS shall be entitled to designate Capital Improvements to be made to the Tankage. The following provisions shall set forth the procedures pursuant to which Capital Improvements designated by DKTS may be constructed:

(i)    For any Capital Improvement designated by DKTS, DKTS shall submit a written proposal, including all specifications then available to it, for the proposed Capital Improvement to the Tankage, as the case may be.
(ii)    Logistics will review such proposal to determine, in its sole discretion, whether it will consent to proceed with the proposed Capital Improvement.
(iii)    Should Logistics determine to proceed and construct or cause to be constructed the approved Capital Improvement, Logistics will obtain bids from two or more general contractors reasonably acceptable to DKTS for the construction of the Capital Improvement. Based upon the bids, Logistics will notify DKTS of Logistics’ estimate of the total cost necessary to construct such Capital Improvement (the “Capital Expenditure Notice”) (which amount shall include the costs of capital and any other costs necessary to place such Capital Improvement in service) (“Estimated Expansion Capital Expenditure”). Within 30 days of the Capital Expenditure Notice, DKTS will notify Logistics whether or not DKTS agrees to such Estimated Expansion Capital Expenditure. In the event DKTS does not agree with such Estimated Expansion Capital Expenditure, the Parties shall work together in good faith to reach agreement on the Estimated Expansion Capital Expenditure (the agreed amount is referred to as the “Expansion Capital Expenditure”); provided that, in the event the Parties do not reach such agreement within 60 days of the Capital Expenditure Notice, DKTS shall be entitled to proceed with the construction of the Capital Improvement in accordance with Section 2(i)(v) below.
(iv)    Prior to beginning any construction on the Capital Improvement, (1) Logistics shall have received all necessary regulatory approvals, (2) Logistics and DKTS shall have agreed on (A) an additional monthly payment amount to be paid by DKTS to Logistics (the “Monthly Expansion Capital Amount”) which amount (x) shall be payable over a mutually agreed upon term not to exceed the then remaining balance of the Initial Term (or the then current Renewal Term) plus any Renewal Term to which DKTS is then committed or shall then commit (the “Capital Amortization Period”), and (y) shall be sufficient to provide Logistics the equivalent of a rate of return equal to the Prime Rate plus an additional rate of return to be agreed to by the Parties over the Capital Amortization Period on the Expansion Capital Expenditure after taking into account the increased cash flows to Logistics reasonably anticipated to be received by Logistics from DKTS (or from a third party pursuant to a direct contractual commitment to Logistics) in connection with such Capital Improvement, or (B) another adjustment to the Storage Fee, as applicable, as the Parties may agree and (3) the Parties shall have agreed on any adjustment to the designated storage capacity in the Tankage, as the case may be. The Monthly Expansion Capital Amount, if applicable, shall be billed and paid monthly following the commencement of operations of the Capital Improvement and DKTS’ obligation to pay the Monthly Expansion Capital Amount shall survive the termination of this Agreement (other than a termination in connection with a breach of this Agreement by Logistics or a Force Majeure event affecting the ability of Logistics to provide services under this Agreement). In connection with the construction of any Capital

Improvement pursuant to this Section 2(i)(iv), DKTS shall be entitled to participate in all stages of planning, scheduling, implementing, and oversight of the construction. DKTS shall also be entitled to audit all expenditures incurred in connection with the Capital Improvement in accordance with Section 13(k). The Parties agree that any Capital Improvement constructed by Logistics pursuant to this Section 2(i)(iv) shall be treated as the separate property of Logistics.
(v)    If for any reason the Capital Improvement shall not be constructed pursuant to Section 2(i)(iv) above, and such Capital Improvement is in accordance with applicable required engineering and regulatory standards, and the Parties agree that the Capital Improvement would not reasonably be expected to have a material adverse impact on the operations or efficiency of the Tankage, taken as a whole, or result in any material additional unreimbursed costs to Logistics, then DKTS may proceed with the construction and financing of the Capital Improvement and, upon completion of construction, DKTS shall be the owner and operator of such Capital Improvement. The Parties agree that any Capital Improvement constructed by DKTS pursuant to this Section 2(i)(v) shall be treated as the separate property of DKTS. Logistics shall reasonably cooperate with DKTS in ensuring that the Capital Improvement shall operate as intended, including by operating and maintaining all necessary connections to the Tankage, subject to DKTS’ reimbursing Logistics on a monthly basis for any incremental expenses arising from operating or maintaining such connections as determined by Logistics in good faith. DKTS shall defend, indemnify and hold harmless the Logistics Indemnitees from and against any Liabilities resulting from the construction, ownership and operation by DKTS of any Capital Improvement constructed by DKTS pursuant to this Section 2(i)(v).
(vi)    Upon completion of the construction of such Capital Improvement, Logistics or DKTS, as applicable, will own such Capital Improvement, and will operate and maintain such Capital Improvement in accordance with Applicable Law and recognized industry standards.
(j)    Notification of Utilization. Upon request by Logistics, DKTS will provide to Logistics written notification of DKTS’ reasonable good faith estimate of its anticipated future utilization of the Tankage.
(k)    Scheduling and Accepting Deliveries.
(i)    Logistics will schedule movements and accept deliveries of Materials in a manner that permits DKTS to utilize the Tankage in substantially the same manner as it did prior to the Effective Date.
(ii)    All deliveries, receipts and withdrawals hereunder shall be made in accordance with the scheduling procedures and processes mutually agreed upon by the Parties. DKTS warrants that it shall only send to the Tankage those employees, agents and other representatives acting on behalf of and at DKTS’ direction who have been properly instructed as to the characteristics and safe hauling methods associated with the Materials to be loaded and hauled. DKTS agrees to be responsible to Logistics for the performance under this Agreement by its agents and/or representatives receiving Materials at the Tankage.
(iii)    Both Parties shall abide by all Applicable Laws and ordinances and all rules and regulations which are promulgated by the Parties or posted at the Tankage, with respect to the use of such facilities as herein provided. It is understood and agreed by DKTS that these rules and regulations may be changed, amended or modified by Logistics at any time. All changes, amendments and modifications shall become binding upon DKTS 10 days following receipt by DKTS of a copy thereof.
(l)    Business Interruption Insurance. DKTS or its Affiliates shall maintain commercially reasonable business interruption insurance for the benefit of the Refinery.
(m)    Insurance (Other than Business Interruption Insurance). During the Term of this Agreement, each of Logistics and DKTS shall at all times carry and maintain, or cause to be carried and maintained, with reputable insurance companies reasonably acceptable to the other Party, commercially reasonable insurance coverages and limits.
(n)    Ancillary Services. Logistics shall provide the Ancillary Services and DKTS shall pay the applicable Ancillary Services Fees for such services. If any additional ancillary services are requested by DKTS that are different in kind, scope or frequency from the Ancillary Services that have been historically provided, then the Parties shall negotiate in good faith to determine whether such ancillary services may be provided and the appropriate rates to be charged for such ancillary services.
(o)    Removal of Tank for Service or Inspection. Subject to Section 8(c), the Parties agree that if they mutually determine to remove the Tankage from service or if the Tankage is removed from service for inspection in compliance with API Standard 653 for Aboveground Storage Tanks, then Logistics will not be required to utilize, operate or maintain such tank or provide the services required under this Agreement with respect to such tank.
(p)    Documentation. Logistics shall furnish DKTS with the following reports covering services hereunder involving DKTS’ Materials:
(i)    Within 10 Business Days following the end of the month, a statement showing, by Material: (A) DKTS’ monthly aggregate deliveries into the Tankage; (B) DKTS’ monthly receipts from the Tankage; (C) calculation of all DKTS’ monthly services fees under this Agreement; (D) DKTS’ opening inventory for the preceding month; and (E) DKTS’ closing inventory for the preceding month.
(ii)    A copy of any meter calibration report, to be available for inspection upon reasonable request by DKTS following any calibration.
(iii)    Transfer documents for each in-tank transfer.

Section 3.    Force Majeure.
(a)    In the event that either Party is rendered unable, wholly or in part, by a Force Majeure event to perform its obligations under this Agreement, then upon the delivery by such Party (the “Force Majeure Party”) of written notice (a “Force Majeure Notice”) and full particulars of the Force Majeure event as promptly as practicable after the occurrence of the Force Majeure event relied on, the obligations of the Parties, to the extent they are affected by the Force Majeure event, shall be suspended for the duration of any inability so caused; provided, that the obligations of Logistics hereunder may be suspended for a Force Majeure event only to the extent the Force Majeure event specifically applies to the Tankage or any of the pumps, piping and other ancillary equipment owned by Logistics necessary to allow for the delivery, storage or take-away of Materials at the Tankage. Notwithstanding the foregoing, if DKTS is the Force Majeure Party, DKTS shall be required to continue to make payments for the Storage Fee, unless the Force Majeure event claimed by DKTS causes the failure of all pipelines capable of delivering Materials to the Tankage, resulting in a total lack of delivery capacity for DKTS’ Materials (a “Total Delivery Failure”), in which case, the Storage Fee shall only be paid to the extent DKTS utilizes the Tankage for the storage of its Materials during the applicable month. If Logistics is the Force Majeure Party, the Storage Fee shall be subject to adjustment pursuant to Section 8(c). The Force Majeure Party shall identify in such Force Majeure Notice the approximate length of time that it believes in good faith such Force Majeure event shall continue (the “Force Majeure Period”). DKTS shall be required to pay any amounts accrued and due under this Agreement at the time of the Force Majeure event. The cause of the Force Majeure event shall so far as possible be remedied with all reasonable dispatch. Any suspension of the obligations of the Parties under this Section 3(a) as a result of a Force Majeure event shall extend the Term for the same period of time as such Force Majeure event continues (up to a maximum of one year) unless this Agreement is terminated under Section 3(b).
(b)    If Logistics is the Force Majeure Party, and it advises DKTS in any Force Majeure Notice that Logistics reasonably believes in good faith that the Force Majeure Period shall continue for more than 12 consecutive months, then at any time after the delivery of such Force Majeure Notice, either Party may deliver to the other Party a notice of termination (a “Termination Notice”), which Termination Notice shall become effective not earlier than 12 months after the delivery of the Termination Notice; provided, however, that such Termination Notice shall be deemed cancelled and of no effect if the Force Majeure Period ends before the Termination Notice becomes effective. Upon the cancellation of any Termination Notice, the Parties’ respective obligations hereunder shall resume as soon as reasonably practicable thereafter, and the Term shall be extended by the same period of time as is required for the Parties to resume such obligations.
(c)    If DKTS is the Force Majeure Party, and it advises Logistics in any Force Majeure Notice that DKTS reasonably believes in good faith that a Total Delivery Failure shall continue for more than 12 consecutive months, then at any time after the delivery of such Force Majeure Notice, either Party may deliver to the other Party a Termination Notice, which Termination Notice shall be subject to the same terms and conditions set forth in Section 3(b).

Section 4.    Effectiveness and Term.
(a)    The initial term of this Agreement (the “Initial Term”) shall commence at 00:00:01 a.m., CPT, on the Effective Date and shall extend through and including June 30, 2031. Thereafter, the Company shall have a unilateral option to extend this Agreement for an additional period extending through and including June 30, 2036, on the same terms and conditions set forth herein (each, a “Renewal Term”). The Initial Term and any Renewal Terms are sometimes referred to collectively herein as the “Term.” In order to exercise its option to extend this Agreement for a Renewal Term, the Company shall notify the Partnership in writing not more than twenty-four (24) months and not less than twelve (12) months prior to the expiration of the Initial Term or any Renewal Term, as applicable.
(b)    This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time upon written notice by either Party in the event the other Party commits a material breach of or materially defaults under the terms of this Agreement, and such breach or default is not cured (or a plan to cure such breach or default reasonably satisfactory to the non-breaching or non-defaulting Party has been adopted and is being diligently pursued by the breaching or defaulting Party) within 15 calendar days after receipt by the breaching Party of written notice from the non-breaching Party of such breach or default.
(c)    Upon expiration or termination of this Agreement, Logistics shall be responsible for removing any remaining Materials of DKTS from the Tankage. Logistics shall have the right to sell such Materials at market rates and return any proceeds to DKTS, less delivery costs in effect at the time of such sale.
(d)    DKTS shall, upon expiration or termination of this Agreement, promptly remove any and all of its owned equipment, if any, and restore the Tankage to its condition prior to the installation of such equipment.
Section 5.    Right to Enter into a New Agreement.
In the event that DKTS fails to exercise its option to extend this Agreement for any Renewal Term, Logistics shall have the right to negotiate to enter into one or more new tankage agreements with respect to the Tankage with one or more third parties to begin after the date of termination. In such circumstances, Logistics shall give DKTS 45 days’ prior written notice of any proposed new tankage agreement with a third party, including (i) the material terms and conditions thereof (including fee schedules, tariffs and duration) and (ii) a 45-day period (beginning on DKTS’s receipt of such written notice) (the “First Offer Period”) in which DKTS may enter into a new tankage agreement with Logistics (the “Right of First Refusal”). If DKTS makes an offer on commercial terms that are no less favorable, taken as a whole, than the proposed third-party offer with respect to such tankage agreement during the First Offer Period, then Logistics shall be obligated to enter into a tankage agreement with DKTS on the terms set forth in its proposed offer. If DKTS does not exercise its Right of First Refusal in the matter set forth above, Logistics may proceed with the negotiation of and entry into the third-party agreement.

Section 6.    Notices.
All notices, requests, demands, and other communications hereunder will be in writing and will be deemed to have been duly given upon confirmation of actual delivery thereof: (a) by transmission by facsimile or hand delivery; (b) mailed via the official governmental mail system, sent first class, postage pre-paid, via certified or registered mail, with a return receipt requested; (c) mailed by an internationally recognized overnight express mail service such as FedEx, UPS, or DHL Worldwide; or (d) by e-mail. All notices will be addressed to the Parties at the respective addresses as follows:
if to DKTS:

DK Trading & Supply, LLC
c/o Delek US Holdings, Inc.
310 Seven Springs Way, Suite 500
Brentwood, TN 37027
Attn: General Counsel
with a copy, which shall not constitute notice, to:
DK Trading & Supply, LLC
c/o Delek US Holdings, Inc.
310 Seven Springs Way, Suite 500
Brentwood, TN 37027
Attn: President

if to Logistics:
Delek Marketing & Supply, LP
c/o Delek Marketing GP, LLC.
310 Seven Springs Way, Suite 500
Brentwood, TN 37027
Attn: General Counsel

with a copy, which shall not constitute notice, to:
Delek Marketing & Supply, LP
c/o Delek Marketing GP, LLC.
310 Seven Springs Way, Suite 500
Brentwood, TN 37027
Attn: Senior Vice President

or to such other address or to such other person as either Party will have last designated by notice to the other Party.

Section 7.    Deficiency Payments.
(a)    As soon as practicable following the end of each calendar month under this Agreement, Logistics shall deliver to DKTS a written notice (the “Deficiency Notice”) detailing any failure of DKTS to meet any of its payment obligations under this Agreement. The Deficiency Notice shall (i) specify in reasonable detail the nature of any payment deficiency and (ii) specify the approximate dollar amount that Logistics believes would have been paid by DKTS to Logistics if DKTS had complied with its payment obligations under this Agreement (the “Deficiency Payment”). DKTS shall pay the Deficiency Payment to Logistics 10 days after its receipt of the Deficiency Notice.
(b)    If DKTS disagrees with the Deficiency Notice, then, promptly following the payment of any undisputed portion of the Deficiency Payment to Logistics, a senior officer of DKTS and a senior officer of Logistics shall meet or communicate by telephone at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, and shall negotiate in good faith to attempt to resolve any differences that they may have with respect to matters specified in the Deficiency Notice. If such differences are not resolved within 30 days following the payment of any Deficiency Payment, DKTS and Logistics shall, within 45 days following the payment of such Deficiency Payment, submit any and all matters which remain in dispute and which were properly included in the Deficiency Notice to arbitration in accordance with Section 13. During the 60-day period following the receipt of the Deficiency Notice, DKTS shall have the right, in accordance with Section 13(k), to inspect and audit the working papers of Logistics relating to such Deficiency Payment.
(c)    If it is determined by arbitration in accordance with Section 13 that DKTS was required to make any or all of the disputed portion of the Deficiency Payment, DKTS shall promptly pay to Logistics such amount, together with interest thereon from the date provided in the last sentence of Section 7(a) at the Prime Rate, in immediately available funds.
Section 8.    Condition and Maintenance of Tankage.
(a)    Interruption of Service. Logistics shall use reasonable commercial efforts to minimize the interruption of service at the Tankage. Without limiting the generality of the foregoing, Logistics agrees that it will use reasonable commercial efforts, consistent with good industry standards and practices, to complete (and to cause any third parties to complete) any non-emergency maintenance undertaken by Logistics as promptly as reasonably practicable.
(b)    Notice Requirements for Planned and Unplanned Interruption of Service. Logistics shall inform DKTS at least 60 days in advance (or promptly, in the case of an unplanned interruption) of any anticipated partial or complete interruption of service of the Tankage including relevant information about the nature, extent, cause and expected duration of the interruption and the actions Logistics is taking to resume full operations, provided that Logistics shall not have any liability for any failure to notify, or delay in notifying, DKTS of any such matters except to the extent DKTS has been materially damaged by such failure or delay. Logistics shall provide DKTS with an initial estimate of the period of any non-emergency maintenance and shall regularly update DKTS as to the progress of such maintenance. If

Logistics determines that the expected completion date for maintenance has or is likely to change by 30 days or more, it shall promptly notify DKTS of such determination.
(c)    Maintenance and Repair Standards. Subject to interruptions for Force Majeure events pursuant to Section 3 and for routine repair and maintenance consistent with industry standards, Logistics shall maintain the Tankage in a condition suitable for the storage of Materials consistent with industry standards. Recalibration or strapping of the Tankage will be performed from time to time by Logistics upon the reasonable request of DKTS or otherwise in accordance with generally accepted industry standards. Logistics’ obligations may be temporarily suspended during the occurrence of, and for the entire duration of, a Force Majeure event or interruptions for routine repair and maintenance consistent with industry standards that prevent Logistics from providing the designated storage capacity in the Tankage. Subject to Section 8(e), to the extent DKTS is prevented for 30 or more days in any Contract Year from storing its Materials in the Tankage for reasons of Force Majeure or other interruption of service affecting the facilities or assets of Logistics (but not including interruptions of service due to a default by DKTS under this Agreement), then the Storage Fee shall be reduced by $6,000 per each day in excess of 30 days in such Contract Year during which no storage capacity was available (which amount shall be adjusted in accordance with the adjustments to the Storage Fee provided for in Section 2(b), if applicable). At such time as Logistics is capable of storing Materials in the Tankage, DKTS’ obligation to pay the full Storage Fee shall be restored. If for any reason, including, without limitation, a Force Majeure event, the storage capacity of the Tankage should become unavailable, (i) such failure, in and of itself, shall not be deemed a breach of this Agreement, (ii) subject to Section 4(b), DKTS’ sole remedy will be for an adjustment to the monthly payment and (iii) Logistics shall, with due diligence and dispatch, make repairs to the Tankage to restore the storage capacity of the Tankage to that required under this Agreement for storing of the Materials in the Tankage (“Restoration”). All of such Restoration shall be at Logistics’ cost and expense, unless the damage creating the need for such repairs was caused by the negligence or willful misconduct of DKTS, its employees, agents or customers. For the avoidance of doubt, any unavailability of the Tankage attributable to the landing of the tank roof at DKTS’ request pursuant to Section 8(f)(iii) shall be deemed not to be an interruption of service under this Section 8(c).
(d)    Tank Cleaning. Without limiting the generality of the foregoing, Logistics shall perform Tank Cleaning in the following circumstances:
(i)    when internal inspection of the Tankage is required by Applicable Laws or by the order of a Governmental Authority, including pursuant to API Standard 653 as it may be amended or reissued from time to time;
(ii)    upon the request of DKTS provided DKTS has given Logistics at least 45 days advance notice, in which case such Tank Cleaning shall be at DKTS’ sole expense;
(iii)    if required as part of a Tankage maintenance program in accordance with Section 8(c) or at other times as may be reasonably required by Logistics; and (iv)    upon the termination of this Agreement.

Except as provided in clause (ii) above, expenses related to Tank Cleaning, including costs associated with disposal of Waste, shall be at Logistics’ cost and expense.
(e)    Substitute Tank. If during the Term of the Agreement, the Tankage is not available for use by DKTS for any reason (including as a result of a Force Majeure event), Logistics may provide substitute tank(s) to DKTS; provided, however, that the substituted tank(s) (i) are provided at no additional cost to DKTS, (ii) are not tanks in which DKTS already has the right to store its Materials pursuant to any other agreement between DKTS and its Affiliates, on the one hand, and Logistics and its Affiliates, on the other hand, and (iii) can reasonably be used to support DKTS’ operations in the geographic area of the Tankage. Any such substitute tank(s) while in use hereunder shall be considered “Tankage” referred to in this Agreement and the terms of this Agreement shall apply to such substitute tank(s). If the substitute tank(s) are not of sufficient size to adequately replace the Tankage, the parties will in good faith negotiate an amendment for the Storage Fee payable hereunder while the substitute tank(s) are in use.
(f)    Landing Tank Roof.
(i)    DKTS will provide Logistics with a minimum of 14 days’ notice of a request to land the tank roof, and, upon agreement from Logistics in its sole discretion, Logistics will use commercially reasonable efforts to land the tank roof.
(ii)    DKTS will provide sufficient volumes of Materials to refill the tank bottom and float the tank roof within one day of landing the Tank roof, unless otherwise agreed to by Logistics.
(iii)    DKTS shall be responsible for all costs associated with landing the tank roof when done at DKTS’ request. If any damage to the Tankage occurs as a result of landing or floating the tank roof at DKTS’ request and such damages cause a service interruption, then DKTS shall remain liable for and must continue to pay all fees payable by DKTS under this Agreement, except where such service interruption is caused by the gross negligence or willful misconduct of Logistics.
(iv)    If the tank roof is landed as a result of regular maintenance, DKTS shall not be responsible for costs associated with the landing of the tank roof, which shall be for Logistics’ sole account.
(g)    Removal of Materials. DKTS shall be responsible for ensuring the timely removal of all Materials upon receipt of notice to clean the Tankage, or upon termination of this Agreement. If DKTS fails to arrange for the removal of Materials as per the notice to clean the Tankage, or upon termination of this Agreement, Logistics may remove the Materials to:
(i)    arrange for the disposal of all Waste in accordance with all Applicable Laws; or

(ii)    if any Materials remain in the Tankage after the termination of this Agreement, in the discretion of Logistics, such Materials may be sold by Logistics for any reasonable price determined in Logistics’ sole discretion, and Logistics shall not be liable for any real or perceived loss in respect of such sale. The proceeds of such sale shall first be applied to any amounts owing by Refinery to Logistics, and the remainder, if any, shall be paid over to Refinery.
Section 9.    [Reserved.]
Section 10.    Regulatory Matters
(a)    The Parties are entering into this Agreement in reliance upon and shall comply in all material respects with all Applicable Law which directly or indirectly affects the services provided hereunder. Each Party shall be responsible for compliance with all Applicable Law associated with such Party’s respective performance hereunder and the operation of such Party’s facilities. In the event any action or obligation imposed upon a Party under this Agreement shall at any time be in conflict with any requirement of Applicable Law, then this Agreement shall immediately be modified to conform the action or obligation so adversely affected to the requirements of the Applicable Law, and all other provisions of this Agreement shall remain effective.
(b)    If during the Term, any new Applicable Law becomes effective or any existing Applicable Law or its interpretation is materially changed, which change is not addressed by another provision of this Agreement and which has a material adverse economic impact upon a Party, either Party, acting in good faith, shall have the option to request renegotiation of the relevant provisions of this Agreement with respect to future performance. The Parties shall then meet to negotiate in good faith amendments to this Agreement that will conform to the new Applicable Law while preserving the Parties’ economic, operational, commercial and competitive arrangements in accordance with the understandings set forth herein.
Section 11.    Indemnification
(a)    Logistics shall defend, indemnify and hold harmless DKTS, its Affiliates, and their respective directors, officers, employees, representatives, agents, contractors, successors and permitted assigns (collectively, the “DKTS Indemnitees”) from and against any Liabilities directly or indirectly arising out of (i) any breach by Logistics of any covenant or agreement contained herein or made in connection herewith or any representation or warranty of Logistics made herein or in connection herewith proving to be false or misleading, (ii) any failure by Logistics, its Affiliates or any of their respective employees, representatives, agents or contractors to comply with or observe any Applicable Law, or (iii) injury, disease, or death of any Person or damage to or loss of any property, fine or penalty, any of which is caused by Logistics, its Affiliates or any of their respective employees, representatives, agents or contractors in the exercise of any of the rights granted hereunder or the handling, storage, transportation or disposal of any Materials hereunder, except to the extent that such injury, disease, death, or damage to or loss of property was caused by the gross negligence or willful misconduct on the part of the DKTS Indemnitees, their Affiliates or any of their respective employees, representatives, agents or contractors. Notwithstanding the foregoing, Logistics’ liability to the DKTS Indemnitees pursuant to this Section 11(a) shall be net of any insurance proceeds actually received by the DKTS Indemnitees or any of their respective Affiliates from any third Person with respect to or on account of the damage or injury which is the subject of the indemnification claim. DKTS agrees that it shall, and shall cause the other DKTS Indemnitees to, (x) use all commercially reasonable efforts to pursue the collection of all insurance proceeds to which any of the DKTS Indemnitees are entitled with respect to or on account of any such damage or injury, (y) notify Logistics of all potential claims against any third Person for any such insurance proceeds, and (z) keep Logistics fully informed of the efforts of the DKTS Indemnitees in pursuing collection of such insurance proceeds.
(b)    DKTS shall defend, indemnify and hold harmless Logistics, its Affiliates, and their respective directors, officers, employees, representatives, agents, contractors, successors and permitted assigns (collectively, the “Logistics Indemnitees”) from and against any Liabilities directly or indirectly arising out of (i) any breach by DKTS of any covenant or agreement contained herein or made in connection herewith or any representation or warranty of DKTS made herein or in connection herewith proving to be false or misleading, (ii) any failure by DKTS, its Affiliates or any of their respective employees, representatives, agents or contractors to comply with or observe any Applicable Law, or (iii) injury, disease, or death of any person or damage to or loss of any property, fine or penalty, any of which is caused by DKTS, its Affiliates or any of their respective employees, representatives, agents or contractors in the exercise of any of the rights granted hereunder or the handling, storage, transportation or disposal of any Materials hereunder, except to the extent that such injury, disease, death, or damage to or loss of property was caused by the gross negligence or willful misconduct on the part of the Logistics Indemnitees, their Affiliates or any of their respective employees, representatives, agents or contractors. Notwithstanding the foregoing, DKTS’ liability to the Logistics Indemnitees pursuant to this Section 11(b) shall be net of any insurance proceeds actually received by the Logistics Indemnitees or any of their respective Affiliates from any third Person with respect to or on account of the damage or injury which is the subject of the indemnification claim. Logistics agrees that it shall, and shall cause the other Logistics Indemnitees to, (x) use all commercially reasonable efforts to pursue the collection of all insurance proceeds to which any of the Logistics Indemnitees are entitled with respect to or on account of any such damage or injury, (y) notify DKTS of all potential claims against any third Person for any such insurance proceeds, and (z) keep DKTS fully informed of the efforts of the Logistics Indemnitees in pursuing collection of such insurance proceeds.
(c)    THE FOREGOING INDEMNITIES ARE INTENDED TO BE ENFORCEABLE AGAINST THE PARTIES IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF NOTWITHSTANDING ANY EXPRESS NEGLIGENCE RULE OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNITIES BECAUSE OF THE SOLE, CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE, STRICT LIABILITY OR FAULT OF ANY OF THE INDEMNIFIED PARTIES (EXCLUDING, IN THE CASE OF SECTION 11(a)(iii) AND SECTION 11(b)(iii), GROSS NEGLIGENCE OR WILLFUL MISCONDUCT).

(d)    The Transaction Agreements contain additional indemnity provisions. The indemnities contained in this Section 11 are in addition to and not in lieu of the indemnity provisions contained in the Transaction Agreements. Any indemnification obligation of DKTS to the Logistics Indemnitees on the one hand, or Logistics to the DKTS Indemnitees on the other hand, pursuant to this Section 11 shall be reduced by an amount equal to any indemnification recovery by such Indemnitees pursuant to the other Transaction Agreements to the extent that such other indemnification recovery arises out of the same event or circumstance giving rise to the indemnification obligation of DKTS or Logistics, respectively, hereunder.
Section 12.    Limitation on Liability
Notwithstanding anything to the contrary contained herein, neither Party shall be liable or responsible to the other Party or such other Party’s affiliated Persons for any consequential, punitive, special, incidental or exemplary damages, or for loss of profits or revenues (collectively referred to as “Special Damages”) incurred by such Party or its affiliated Persons that arise out of or relate to this Agreement, regardless of whether any such claim arises under or results from contract, tort, or strict liability; provided that the foregoing limitation is not intended and shall not affect Special Damages imposed in favor of unaffiliated Persons that are not Parties to this Agreement; provided further that to the extent a Party hereunder receives insurance proceeds with respect to Special Damages that would be waived under this Section 12, such Party shall be liable for such Special Damages up to the amount of such insurance proceeds (net of any deductible and premiums paid with respect thereto).
Section 13.    Miscellaneous.
(a)    Modification; Waiver. This Agreement may be terminated, amended or modified only by a written instrument executed by the Parties. Any of the terms and conditions of this Agreement may be waived in writing at any time by the Party entitled to the benefits thereof. No waiver of any of the terms and conditions of this Agreement, or any breach thereof, will be effective unless in writing signed by a duly authorized individual on behalf of the Party against which the waiver is sought to be enforced. No waiver of any term or condition or of any breach of this Agreement will be deemed or will constitute a waiver of any other term or condition or of any later breach (whether or not similar), nor will such waiver constitute a continuing waiver unless otherwise expressly provided.
(b)    Entire Agreement. This Agreement, together with the Transaction Agreements, constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the Parties in connection therewith.
(c)    Successors and Assigns.
(i)    DKTS shall not assign its rights or obligations hereunder without Logistics’ consent; provided, however, that (1) DKTS may assign this Agreement without Logistics’ consent in connection with a sale by Refining of all or substantially all of the Refinery, including by merger, equity sale, asset sale or otherwise, so long as the transferee: (A) agrees to assume all of DKTS’ obligations under this Agreement and (B)

is financially and operationally capable of fulfilling the terms of this Agreement, which determination shall be made by DKTS in its reasonable judgment; and (2) DKTS shall be permitted to make a collateral assignment of this Agreement solely to secure financing for Delek US and its Affiliates.
(ii)    Logistics shall not assign its rights or obligations under this Agreement without the consent of DKTS; provided, however, that (1) Logistics may assign this Agreement without such consent in connection with a sale by Logistics of all or substantially all of the Tankage, including by merger, equity sale, asset sale or otherwise, so long as the transferee: (A) agrees to assume all of Logistics’ obligations under this Agreement; (B) is financially and operationally capable of fulfilling the terms of this Agreement, which determination shall be made by Logistics in its reasonable judgment; and (C) is not a competitor of DKTS, as determined by DKTS in good faith; and (2) Logistics shall be permitted to make a collateral assignment of this Agreement solely to secure financing for the Partnership and its Affiliates.
(iii)    Any assignment that is not undertaken in accordance with the provisions set forth above shall be null and void ab initio. A Party making any assignment shall promptly notify the other Party of such assignment, regardless of whether consent is required.
(iv)    This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.
(v)    The Parties’ obligations hereunder shall not terminate in connection with a Partnership Change of Control; provided, however, that in the case of a Partnership Change of Control, DKTS shall have the option to extend the Term of this Agreement as provided in Section 4, without regard to the notice periods provided in the fourth sentence of Section 4(a). Logistics shall provide DKTS with notice of any Partnership Change of Control at least 60 days prior to the effective date thereof.
(d)    Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or portable document format (pdf)) for the convenience of the Parties hereto, each of which counterparts will be deemed an original, but all of which counterparts together will constitute one and the same agreement.
(e)    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be valid and effective under Applicable Law, but if any provision of this Agreement or the application of any such provision to any person or circumstance will be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision hereof, and the Parties will negotiate in good faith with a view to substitute for such provision a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(f)    No Third Party Beneficiaries. It is expressly understood that the provisions of this Agreement do not impart enforceable rights in anyone who is not a Party or successor or permitted assignee of a Party.
(g)    Choice of Law. This Agreement shall be subject to and governed by the laws of the State of Texas, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state.
(h)    Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each signatory Party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.
(i)    Arbitration Provision. Any and all Disputes, other than actions seeking solely injunctive relief to prevent immediate harm, shall be resolved through the use of binding arbitration using three arbitrators, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code). If there is any inconsistency between this Section 13(i) and the Commercial Arbitration Rules or the Federal Arbitration Act, the terms of this Section 13(i) will control the rights and obligations of the Parties. Arbitration must be initiated within the time limits set forth in this Agreement, or if no such limits apply, then within a reasonable time or the time period allowed by the applicable statute of limitations. Arbitration may be initiated by а Party (“Claimant”) serving written notice on the other Party (“Respondent”) that the Claimant elects to refer the Dispute to binding arbitration. Claimant’s notice initiating binding arbitration must identify the arbitrator Claimant has appointed. The Respondent shall respond to Claimant within 30 days after receipt of Claimant’s notice, identifying the arbitrator Respondent has appointed. If the Respondent fails for any reason to name an arbitrator within the 30-day period, Claimant shall petition the American Arbitration Association for appointment of an arbitrator for Respondent’s account. The two arbitrators so chosen shall select а third arbitrator within 30 days after the second arbitrator has been appointed. The Claimant will pay the compensation and expenses of the arbitrator named by or for it, and the Respondent will pay the compensation and expenses of the arbitrator named by or for it. The costs of petitioning for the appointment of an arbitrator, if any, shall be paid by Respondent. The Claimant and Respondent will each pay one-half of the compensation and expenses of the third arbitrator. All arbitrators must (i) be neutral parties who have never been officers, directors or employees of DKTS, Logistics or any of their Affiliates and (ii) have not less than seven years of experience in the energy industry. The hearing will be conducted in Houston, Texas and commence within 30 days after the selection of the third arbitrator. DKTS, Logistics and the arbitrators shall proceed diligently and in good faith in order that the award may be made as promptly as possible. Except as provided in the Federal Arbitration Act, the decision of the arbitrators will be binding on and non-appealable by the Parties hereto. The arbitrators shall have no right to grant or award Special Damages.
(j)    Confidentiality.

(i)    Obligations. Each Party shall use commercially reasonable efforts to retain the other Party’s Confidential Information in confidence and not disclose the same to any third party nor use the same, except as authorized by the disclosing Party in writing or as expressly permitted in this Section 13(j). Each Party further agrees to take the same care with the other Party’s Confidential Information as it does with its own, but in no event less than a reasonable degree of care.
(ii)    Required Disclosure. Notwithstanding Section 13(j)(i) above, if the receiving Party becomes legally compelled to disclose the Confidential Information by a court, Governmental Authority or Applicable Law, including the rules and regulations of the Securities and Exchange Commission, or is required to disclose pursuant to the rules and regulations of any national securities exchange upon which the receiving Party or its parent entity is listed, any of the disclosing Party’s Confidential Information, the receiving Party shall promptly advise the disclosing Party of such requirement to disclose Confidential Information as soon as the receiving Party becomes aware that such a requirement to disclose might become effective, in order that, where possible, the disclosing Party may seek a protective order or such other remedy as the disclosing Party may consider appropriate in the circumstances. The receiving Party shall disclose only that portion of the disclosing Party’s Confidential Information that it is required to disclose and shall cooperate with the disclosing Party in allowing the disclosing Party to obtain such protective order or other relief.
(iii)    Return of Information. Upon written request by the disclosing Party, all of the disclosing Party’s Confidential Information in whatever form shall be returned to the disclosing Party upon termination of this Agreement or destroyed with destruction certified by the receiving Party, without the receiving Party retaining copies thereof except that one copy of all such Confidential Information may be retained by a Party’s legal department solely to the extent that such Party is required to keep a copy of such Confidential Information pursuant to Applicable Law, and the receiving Party shall be entitled to retain any Confidential Information in the electronic form or stored on automatic computer back-up archiving systems during the period such backup or archived materials are retained under such Party’s customary procedures and policies; provided, however, that any Confidential Information retained by the receiving Party shall be maintained subject to confidentiality pursuant to the terms of this Section 13(j), and such archived or back-up Confidential Information shall not be accessed except as required by Applicable Law.
(iv)    Receiving Party Personnel. The receiving Party will limit access to the Confidential Information of the disclosing Party to those of its employees, attorneys and contractors that have a need to know such information in order for the receiving Party to exercise or perform its rights and obligations under this Agreement (the “Receiving Party Personnel”). The Receiving Party Personnel who have access to any Confidential Information of the disclosing Party will be made aware of the confidentiality provision of this Agreement, and will be required to abide by the terms thereof. Any third party contractors that are given access to Confidential Information of a disclosing Party pursuant to the terms hereof shall be required to sign a written agreement pursuant to which such Receiving Party Personnel agree to be bound by the provisions of this Agreement, which written agreement will expressly state that it is enforceable against such Receiving Party Personnel by the disclosing Party.
(v)    Survival. The obligation of confidentiality under this Section 13(j) shall survive the termination of this Agreement for a period of two years.
(k)    Audit and Inspection. During the Term, DKTS and its duly authorized agents and/or representatives, upon reasonable notice and during normal working hours, shall have access to the accounting records and other documents maintained by Logistics, or any of Logistics’ contractors and agents, which relate to this Agreement, and shall have the right to audit such records at any reasonable time or times during the Term of this Agreement and for a period of up to two years after termination of this Agreement. Claims as to shortage in quantity or defects in quality shall be made by written notice within 30 days after the delivery in question or shall be deemed to have been waived. The right to inspect or audit such records shall survive termination of this Agreement for a period of two years following the end of the Term. Logistics shall preserve, and shall cause all contractors or agents to preserve, all of the aforesaid documents for a period of at least two years from the end of the Term.
Section 14.    Interpretation.
It is expressly agreed that this Agreement shall not be construed against any Party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular provision hereof or who supplied the form of this Agreement. Each Party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the transaction that this Agreement contemplates. In construing this Agreement:
(a)    unless otherwise specified, references to Sections are to Sections of this Agreement;
(b)    examples shall not be construed to limit, expressly or by implication, the matter they illustrate;
(c)    the word “includes” and its derivatives means “includes, but is not limited to” and corresponding derivative expressions;
(d)    a defined term has its defined meaning throughout this Agreement and each Exhibit to this Agreement, regardless of whether it appears before or after the place where it is defined;
(e)    each Exhibit to this Agreement is a part of this Agreement, but if there is any conflict or inconsistency between the main body of this Agreement and any Exhibit, the provisions of the main body of this Agreement shall prevail;
(f)    the term “cost” includes expense and the term “expense” includes cost;

(g)    the headings and titles herein are for convenience only and shall have no significance in the interpretation hereof;
(h)    any reference to a statute, regulation or law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder;
(i)    currency amounts referenced herein, unless otherwise specified, are in U.S. Dollars;
(j)    unless the context otherwise requires, all references to time shall mean time in Nashville, Tennessee;
(k)    whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified;
(l)    unless expressly provided otherwise, references herein to “consent” mean the prior written consent of the Party at issue, not to be unreasonably withheld, delayed or conditioned;
(m)    the singular number includes the plural and vice-versa, whenever the context so requires; and
(n)    if a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).
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IN WITNESS WHEREOF, the undersigned Parties have executed this Agreement as of the date first written above.

DELEK MARKETING & SUPPLY, LP
By:    DELEK MARKETING GP, LLC,
    its general partner

By: /s/ Reuven Spiegel
Name: Reuven Spiegel
Title: Executive Vice President, Chief Financial Officer, and Treasurer

DK TRADING & SUPPLY, LLC

By: /s/ Joseph Israel
Name: Joseph Israel
Title: Executive Vice President, DK & DKL Operations